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EXHIBIT 10(a)

                        DEEPHAVEN PRIVATE PLACEMENT LTD.
                      C/O DEEPHAVEN CAPITAL MANAGEMENT LLC
                                130 CHESHIRE LANE
                              MINNETONKA, MN 55305

                               HARP INVESTORS LLC
                          C/O WEC ASSET MANAGEMENT LLC
                             110 COLABAUGH POND ROAD
                           CROTON-ON-HUDSON, NY 10520

                                                                November 6, 2000

FORTEL, Inc.
46832 Lakeview Blvd.
Fremont, CA 94538
Attention: Hank Harris

                           RE: FORTEL, INC (THE "COMPANY")

Ladies and Gentlemen,

                  Reference is made to: (i) the Securities Purchase Agreement, dated as of July 18, 2000 (the "PURCHASE AGREEMENT") among the Company, Deephaven Private Placement Ltd. and Harp Investors LLC (collectively, the "INVESTORS"), (ii) the Registration Rights Agreement among the Company and the Investors, dated July 18, 2000 (the "REGISTRATION RIGHTS AGREEMENT") and (iii) the common stock purchase warrants, dated July 18, 2000, issued to the Investors pursuant to the Purchase Agreement (the "WARRANTS").

                  The Company and the Investors agree as follows:

         1. Section 3.14 of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  "LIQUIDATED DAMAGES. If at any time while the Securities are outstanding: (i) the Common Stock shall fail to be listed for trading on the NASDAQ or on a Subsequent Market or shall be suspended from trading on the NASDAQ or on a Subsequent Market, in either case, for more than three Trading Days (which need not be consecutive Trading Days), then, upon delivery of a written


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notice by a Purchaser, on such third Trading Day and each weekly anniversary of such third Trading Day thereafter until the Common Stock shall be listed for trading on the NASDAQ and not suspended from trading on the NASDAQ, or (ii) if the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not have been remedied within five Business Days after the date on which written notice of such failure or breach shall have been given, then on such fifth Business Day and each weekly anniversary of such fifth Business Day thereafter until such failure or breach has been cured, the Company shall, in connection with the delivery of a written notice pursuant to subsections (i) and (ii) hereof, pay an amount in cash to each Purchaser, as liquidated damages and not as penalty, equal to the product of (A) $400,000 and (B) the quotient obtained by dividing: (x) the number of Shares issued and sold to such Purchaser on the Closing Date by (y) the number of Shares issued and sold by the Company on the Closing Date, PROVIDED, that:
(A) the Company shall not be obligated to pay to a Purchaser for any single such event in excess of 20% of the purchase price paid by such Purchaser for Shares (as reflected on such Purchaser's signature page to this Agreement) and (B) the aggregate amount of liquidated damages payable to each Purchaser pursuant to this Section 3.14 shall not exceed 120% of the purchase price paid by such Purchaser for Shares (as reflected on such Purchaser's signature page to this Agreement) held by such Purchaser on the date a written notice is first delivered pursuant to either subsection (i) or subsection (ii) hereof (the amount contemplated by subsection (B) hereof, the "MAXIMUM LIQUIDATED DAMAGES"). If the Company fails to pay such liquidated damages in full pursuant to this Section within seven days after the date first payable, the Company will pay each Purchaser to whom such payment has not been made in full interest thereon at a rate of 18% per annum or such lesser maximum amount that is permitted to be paid by applicable law, accruing daily until such amount, plus all such interest thereon, is paid in full."

         2. The following section shall be added as a new Section 3.15 of the Purchase Agreement:

         "While any Securities are outstanding, the Company shall not consummate or agree to consummate a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Exchange Act)."

         3. Section 3(c) of the Warrants shall be amended by adding the following sentence at the end of such Section:

                  "On the date, if any, that the Company shall have, pursuant to Section 3.14 of the Purchase Agreement, paid to the original Holder either: (i) the Maximum Liquidated Damages or (ii) or liquidated damages which, when added to a cash payment (which is not, other than pursuant to this Section, contemplated by the Transaction Documents) made by the Company to the original Holder, equals the Maximum Liquidated Damages, then all Warrant Shares remaining unexercised hereunder shall expire and the Holder shall have no further right to exercise this Warrant, provided that any Form of Elections to Purchase delivered prior to such date shall be honored in accordance with the terms hereof."

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         4.       Section 10(c) of the Warrants shall be amended and restated
in its entirety as follows:

                "If the Company Stock is then listed for trading on the Nasdaq or the Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not, upon exercise of this Warrant, issue in excess of the product of (i) 5,341,126 Warrant Shares (which equals 19.999% of the number of shares of Common Stock outstanding on the Closing Date) and (ii) the quotient obtained by dividing
(x) the number of shares of Common Stock issued and sold to the original Holder on the Closing Date by (y) the number of shares of Common Stock issued and sold by the Company on the Closing Date (such number of shares, the "Issuable Maximum"). If any Holder shall no longer hold Warrants then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Date of Exercise (A) the Company Stock is listed for trading on the Nasdaq or the Nasdaq SmallCap Market, (B) the aggregate number of shares of Common Stock that would then be issuable upon exercise in full of this Warrant, together with any shares of Common Stock previously issued upon exercise of this Warrant, would equal or exceeds the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders, if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then the Company shall issue to the Holder a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the shares whose issuance would result in an issuance of shares of Common Stock in excess of the Issuable Maximum, (the "Excess Warrant Shares"), the Company shall, upon notice to the Holders, either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as possible, but in any event no later than 60 days after such request (such 60th day, the "Target Date") or (2) cause its Common Stock to be delisted from the Nasdaq and immediately thereafter quoted on the OTC Bulletin Board. In the event the Company has elected to seek the Shareholder Approval pursuant to clause (1) of the immediately preceding sentence and the Company does not obtain the Shareholder Approval on or prior to the Target Date, then, on the Target Date, the Company shall cause its Common Stock to be delisted from the Nasdaq and immediately thereafter quoted on the OTC Bulletin Board. The Company and the Holder understand and agree that shares of Common Stock issued upon exercise of this Warrant and then held by the Holder or an affiliate thereof may not cast votes or be deemed outstanding for purposes of any vote to obtain the Shareholder Approval."

         5. The following section shall be added as a new Section 3(f) of the Warrants:

                  "(f) Notwithstanding the foregoing provisions of this Section 3, at any time during the period between the Closing Date and the Expiration Date, within ten (10) Trading Days following the occurrence of any of the following events, the Holder may acquire up to a number of Warrant Shares calculated pursuant to Section 3(b) by delivering to the Company a Form of Election to Purchase:

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                           (i)      upon the  occurrence of any of (i) an
acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act of in excess of 1/3 of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least 2/3 of the securities of the surviving entity or acquirer of such assets or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii);

                           (ii)     immediately prior to an assignment by the
Company for the benefit of creditors or commencement of a voluntary case under Title 11 of the United States Code, or an entering into of an order for relief in an involuntary case under Title 11 of the United States Code, or adoption by the Company of a plan of liquidation or dissolution;

                           (iv)     For any period of three (3) Trading
Days (which need not be consecutive Trading Days) commencing on or after the date of issuance of this Warrant, there shall be no closing bid price on the Common Stock on the Nasdaq or a Subsequent Market;

                           (v)      The Common Stock fails to be listed or
quoted for trading on the Nasdaq or a Subsequent Market or for a period of three
(3) Trading Days (which need not be consecutive Trading Days);

                           (vi)     After the Effective Date, a holder of
Registrable Securities (as defined in the Registration Rights Agreement) is not permitted to sell Registrable Securities under the Underlying Shares Registration Statement for any reason for five (5) or more days (whether or not consecutive); or

                           (vii)     The Company shall fail or default in the
timely performance of any material obligation under the Transaction Documents and such failure or default shall continue uncured for a period of five (5) Business Days after the date on which notice of such failure or default is first given to the Company (it being understood that no prior notice need be provided in the case of defaults which cannot reasonably be cured within a 5-day period)."

         6. Section 2(c) of the Registration Rights Agreement shall be amended by adding the following sentence at the end of such Section:

                  "Notwithstanding anything herein to the contrary, the Company shall not be required to pay any liquidated damages pursuant to subsection (e) of Section 2(c) if the Common Stock is

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delisted from the Nasdaq and immediately thereafter quoted for trading on the
OTC Bulletin Board pursuant to the terms of Section 10(c) of the Warrants."

         7. Except as expressly amended hereby, all terms, conditions and provisions of the Purchase Agreement, Registration Rights Agreement and Warrants shall remain unchanged and in full force and effect and are ratified and reaffirmed in all respects.

         8. The execution and delivery of this letter agreement by each of the Investors and the Company has been duly authorized by all necessary action on the part of each of the Investors and the Company and no further action is required by each of the Investors and the Company. Each of the Investors and the Company has the requisite corporate power and authority to enter into this letter agreement and otherwise to carry out its obligations thereunder. When delivered and executed in accordance with the terms hereof, this letter agreement will constitute the valid and binding obligation of each of the Company and the Investors enforceable against each of the Company and the Investors in accordance with its terms.

         9. This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

         10. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                            SIGNATURE PAGE FOLLOWS]


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         Please indicate your agreement with the foregoing by executing a countersigned copy of this letter agreement and returning the same to our attention together with a check for $5,000 in the name of Robinson Silverman Pearce Aronsohn & Berman LLP in payment of the Investor's legal fees, whereupon effective immediately thereafter this letter agreement shall become a legally valid and binding agreement between the Investors and the Company.

                        Sincerely,

                        DEEPHAVEN PRIVATE PLACEMENT LTD.

                        By: /s/  Bruce Lieberman
                           Name:  Bruce Lieberman
                           Title:  Director- Private Placement Trading

                        HARP INVESTORS LLC

                        By: /s/ Daniel Sachs
                           Name:
                           Title:

Agreed and accepted:

FORTEL, INC.

By:  /s/ Henry C. Harris
         Name:  Henry C. Harris
         Title:  CFO